Exhibit (a)(1)(i)
OFFER BY
MFS® HIGH YIELD MUNICIPAL TRUST
TO PURCHASE FOR CASH UP TO
10% OF ITS OUTSTANDING COMMON SHARES OF BENEFICIAL INTEREST AT 98% OF NET ASSET VALUE PER SHARE

THE TRUST’S OFFER AND WITHDRAWAL RIGHTS
WILL EXPIRE AT 5:00 P.M., EASTERN STANDARD TIME
ON NOVEMBER 6, 2023, UNLESS THE OFFER IS EXTENDED

On August 23, 2023, the Board of Trustees (the “Board”) of MFS® High Yield Municipal Trust, a Massachusetts business trust registered under the Investment Company Act of 1940, as amended, as a closed-end management investment company (the “Fund”), approved a tender offer for the outstanding common shares of beneficial interest of the Fund (the “Common Shares” or “Shares”).  The Fund is commencing a tender offer to purchase up to 10% of its issued and outstanding Common Shares upon the terms and subject to the conditions set forth in the enclosed Offer to Purchase and the related Letter of Transmittal (which together constitute the “Offer”).  If more than 10% of the Fund’s Common Shares are tendered and not withdrawn, any purchases will be made on a pro rata basis.  The Offer is for cash at a price per Share equal to 98% of the net asset value (“NAV”) of the Shares,  as of the close of ordinary trading on the New York Stock Exchange (“NYSE”) on or before the Offer expires.  The Offer period and withdrawal rights will expire at 5:00 p.m. Eastern Standard Time on November 6, 2023, unless extended, upon the terms and subject to the conditions of the Offer.  The Offer is designed to provide shareholders of the Fund with the opportunity to redeem some or all of their Shares at a price close to NAV should they wish to do so.
None of the Fund, the Board nor Massachusetts Financial Services Company, the investment adviser for the Fund (“MFS”), makes any recommendation to any holder of Common Shares (“Shareholders”) as to whether to tender any or all of such Shareholder’s Shares in the Offer.  No person has been authorized to give any information or to make any representations in connection with the Offer other than those contained in this Offer to Purchase and in the related Letter of Transmittal, and if given or made, such information or representations may not be relied upon as having been authorized by the Board or the officers of the Fund or MFS.
You may direct questions and requests for assistance to Georgeson LLC, the information agent (“Information Agent”) for the Offer, at its address and telephone number set forth on the back cover of this Offer to Purchase.  Shareholders may obtain additional copies of this Offer to Purchase, the Letter of Transmittal, the Notice of Withdrawal or any other tender materials from the Information Agent and may also contact their brokers, dealers, banks, trust companies or other nominees for copies of these documents.  If you do not wish to tender your Common Shares, you need not take any action.
If, after carefully evaluating all of the information set forth in the Offer to Purchase, Letter of Transmittal and accompanying tender materials, you wish to tender Shares pursuant to the Offer, please follow the instructions contained in the Offer to Purchase and Letter of Transmittal or, if your Shares are held of record in the name of a broker, dealer, commercial bank, trust company or other nominee, contact that firm to effect the tender for you.  Shareholders are urged to consult their own investment and tax advisers and make their own decisions whether to tender any Shares and, if so, how many Shares to tender.
THIS OFFER TO PURCHASE AND THE FUND’S RELATED LETTER OF TRANSMITTAL CONTAIN IMPORTANT INFORMATION, AND YOU SHOULD CAREFULLY READ BOTH IN THEIR ENTIRETY BEFORE YOU MAKE A DECISION WITH RESPECT TO THE OFFER.
October 6, 2023

TABLE OF CONTENTS
	SUMMARY TERM SHEET	1
	INTRODUCTION	6
	THE OFFER	8
1	TERMS OF THE OFFER; EXPIRATION DATE	8
2.	EXTENSION OF TENDER PERIOD, TERMINATION; AMENDMENT	8
3.	PROCEDURES FOR TENDERING COMMON SHARES	9
4.	WITHDRAWAL RIGHTS	12
5.	ACCEPTANCE FOR PAYMENT AND PAYMENT	12
6.	CERTAIN MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES	13
7.	PRICE RANGE OF COMMON SHARES; DIVIDENDS	16
8.	SOURCE AND AMOUNT OF FUNDS; EFFECT OF THE OFFER	17
9.	PURPOSE OF THE OFFER	18
10.	INFORMATION CONCERNING THE FUND	19
11.	INTERESTS OF THE TRUSTEES AND OFFICERS; TRANSACTIONS AND ARRANGEMENTS CONCERNING THE SHARES	20
12.	LEGAL MATTERS; REGULATORY APPROVALS	21
13.	CONDITIONS OF THE OFFER	21
14.	FEES AND EXPENSES	22
15.	MISCELLANEOUS	22
16.	CONTACTING THE DEPOSITARY AND THE INFORMATION AGENT	23

SUMMARY TERM SHEET

SECURITIES SOUGHT:	Up to 10% of the outstanding Common Shares of the Fund
PRICE OFFERED PER SHARE:	98% of the net asset value (“NAV”) of the Common Shares
SCHEDULED EXPIRATION DATE:	5:00 p.m. Eastern Standard Time on November 6, 2023 (“Expiration Date”)
PURCHASER:	MFS® High Yield Municipal Trust
This Summary Term Sheet highlights certain information in this Offer to Purchase for a Shareholder (as defined herein).  To understand the Offer (as defined herein) fully and for a more complete description of the terms of the Offer, please read carefully the entire Offer to Purchase and the related Letter of Transmittal (which together constitute the “Offer”) in their entirety because the information in this summary term sheet is not complete and additional important information is contained in the Offer.
What and how many securities is MFS® High Yield Municipal Trust (the “Fund”) offering to purchase?
The Board of the Fund has authorized the Fund to conduct a cash tender offer to purchase up to 10% (the “Offer Amount”) of its outstanding common shares of beneficial interest (“Common Shares” or the “Shares”).  If the number of Shares properly tendered and not withdrawn prior to the Expiration Date is less than or equal to the Offer Amount, the Fund will, upon the terms and subject to the conditions of the Offer, purchase all Shares tendered.  If more Shares than the Offer Amount are properly tendered and not withdrawn prior to the Expiration Date, the Fund will purchase the Offer Amount on a pro rata basis.  Shareholders cannot be assured that all of their tendered Shares will be repurchased.  For more information see Section 1, “Terms of the Offer; Expiration Date.”
How much and in what form will the Fund pay me for my Shares?
The Fund will pay cash for Shares purchased pursuant to the Offer.  The purchase price will equal 98% of the NAV per Share as of the close of ordinary trading on the NYSE on the Expiration Date (or if the Offer is extended, on the date to which the Offer is extended), upon the terms and subject to the conditions set forth in Offer.
The Shares are traded on the NYSE under the ticker symbol “CMU.” As of August 31, 2023, the closing price as of the close of the regular trading session of the NYSE was $3.34 per Share.  The Fund normally calculates the NAV of its Shares daily at the close of regular trading on the NYSE and, as such, the NAV can change every business day.   During the pendency of the Offer, current NAV quotations can be obtained from www.mfs.com or from Georgeson LLC, the information agent for the Offer (“Information Agent”) at (866) 541-3547.  For more information see Section 1, “Terms of the Offer; Expiration Date” and Section 5, “Acceptance for Payment and Payment.”
When does the Offer expire?  Can the Fund extend the Offer, and if so, when will the Fund announce the extension?
•
The Offer expires at 5:00 p.m. Eastern Standard Time on November 6, 2023, unless the Fund extends the Offer.  The later of that date and the latest time or date to which the Offer is extended is hereinafter called the “Expiration Date.”

•	The Fund may extend the Offer period at any time. If it does, the Fund will determine the purchase price as of the close of ordinary trading on the NYSE on the new Expiration Date.
•
If the Offer period is extended, the Fund will make a public announcement of the extension no later than 9:30 a.m. Eastern Standard Time on the next business day following the previously scheduled Expiration Date.

If you hold your Common Shares directly, you have until the Expiration Date to tender your Common Shares pursuant to the Offer.  If you want to tender your Shares, but your certificates for the Shares are not immediately available or cannot be delivered to the Depositary, you cannot comply with the procedure for book-entry transfer or you cannot deliver the other required documents to the Depositary by the Expiration Date, you will not be able to tender your Shares.  This can occur, for example, if you purchased Shares at, or within one or two days of, the Expiration Date, not allowing sufficient time for such purchase transaction to settle.  There are no guaranteed delivery procedures available under the terms of the Offer as an alternative delivery mechanism.  You should consult your nominee holder (e.g., broker, dealer, commercial bank, trust company or other nominee) (“Nominee Holder”) to determine if there is an earlier deadline by which you must inform such Nominee Holder of any decision to tender your Common Shares and provide to such Nominee Holder any other required materials.  For more information see Section 1, “Terms of the Offer; Expiration Date” and Section 2, “Extension of Tender Period; Termination; Amendment.”
Will I have to pay any fees or commissions on Shares I tender?
No fees or commissions will be payable to the Fund in connection with the Offer.  However, brokers, dealers, or other persons may charge Shareholders a fee for soliciting tenders for Shares pursuant to the Offer.  Shareholders may be obligated to pay transfer taxes on the purchase of Shares by the Fund and other transaction costs.  Please contact the Depositary for more details.  For more information see Section 1, “Terms of the Offer; Expiration Date,” Section 5, “Acceptance for Payment and Payment” and Section 14, “Fees and Expenses.”
Does the Fund have the financial resources to pay me for my Shares?
Yes.  Although permitted to do so, the Fund does not expect to borrow money to finance the purchase of any tendered shares.  For more information see Section 8, “Source and Amount of Funds; Effect of the Offer.”
How do I tender my Shares?
If your Shares are registered in the name of a Nominee Holder, you should contact that firm if you wish to tender your Shares.
All other Shareholders wishing to participate in the Offer must, prior to the Expiration Date, complete and execute a Letter of Transmittal, together with any required signature guarantees, and any other documents required by the Letter of Transmittal.  You must send these materials to the Depositary at its address set forth on the last page of this Offer to Purchase.  If you hold certificates for Shares, you must send the certificates to the Depositary at its address set forth on the last page of this Offer to Purchase.  If your Shares are held in book-entry form, you must comply with the book-entry delivery procedure set forth in Section 3.C of this Offer to Purchase.  In all these cases, the Depositary must receive these materials prior to the Expiration Date.
The Fund’s transfer agent holds Shares in uncertificated form for certain Shareholders pursuant to the Fund’s dividend reinvestment and cash purchase plan.  When a Shareholder tenders share certificates, the Depositary will accept any of the Shareholder’s uncertificated Shares for tender first, and accept the balance of tendered Shares from the Shareholder’s certificated Shares.  For more information see Section 3, “Procedures for Tendering Common Shares.”
Until what time can I withdraw tendered Shares?
You may withdraw your tendered Shares at any time prior to the Expiration Date and if the Fund has not agreed to accept your Shares for payment after the expiration of 40 days from the commencement of the Offer, you can withdraw them at anytime after that until the Fund accepts your Shares for payment.
Withdrawals of tenders of Common Shares may not be rescinded, and any Common Shares validly withdrawn will thereafter be deemed not validly tendered for purposes of the Offer.  However, withdrawn Shares may be retendered by following one of the procedures described in Section 3 of this Offer to Purchase at any time before the Expiration Date.  For more information see Section 4, “Withdrawal Rights.”

How do I withdraw tendered Shares?
If you desire to withdraw tendered Shares, you should either:
•	Give proper written notice to the Depositary; or
•	If your Shares are held of record in the name of a Nominee Holder, contact that firm to withdraw your tendered Shares.
For more information see Section 4, “Withdrawal Rights.”
What are the tax consequences of tendering Common Shares?
The receipt of cash for Common Shares pursuant to the Offer by a U.S. shareholder other than a Shareholder exempt from tax or investing through a tax-advantaged arrangement generally will be a taxable transaction for U.S. federal income tax purposes and may also be a taxable transaction under applicable state, local, foreign and other tax laws.  For U.S. federal income tax purposes, the sale of your Common Shares for cash generally will be treated either as (1) a sale or exchange of the Common Shares, or (2) a distribution with respect to the Common Shares that is treated in whole or in part as a taxable dividend.  Each Shareholder should consult its tax adviser as to the tax consequences of tendering its Common Shares in the Offer.  For more information see Section 6, “Certain Material U.S. Federal Income Tax Consequences.”
What is the purpose of the Offer?
On August 23, 2023, the Board approved an issuer tender offer that is described in the Offer.  The Offer has the potential to reduce, at least temporarily, the discount from NAV at which the Shares currently trade.  There can be no assurance that this Offer will have the effect of narrowing the discount or that any reduction in the discount will be sustained following the Expiration Date.  The market price of the Shares will also be determined by, among other things, the relative demand for and supply of the Shares in the market, the Fund’s investment performance, the Fund’s dividends and yield, and investor perception of the Fund’s overall attractiveness as an investment as compared with other investment alternatives.
Bulldog Investors, LLP, d/b/a Bulldog Investors, (“Bulldog”) is a holder of the Fund’s Common Shares.  On July 10, 2023, Bulldog, on behalf of its Special Opportunities Fund, provided notice of its intention to submit a shareholder proposal for consideration at the Fund’s annual meeting of shareholders, requesting that the Fund’s shareholders vote (i) to elect two individuals nominated by Bulldog as Trustees of the Fund and (ii) to approve a non-binding proposal that the Board of the Fund consider authorizing a liquidity event that would allow shareholders to monetize a significant percentage of their shares at or close to the Fund’s NAV (the “Bulldog Proposal”).  MFS and Bulldog engaged in discussions regarding the Bulldog Proposal and the Fund and Bulldog entered into a Tender Offer and Standstill Agreement (the “Standstill Agreement”) pursuant to which Bulldog agreed to immediately withdraw the Bulldog Proposal and refrain from taking certain other actions relating to the Fund until the day after the date of completion of the Fund’s 2025 annual meeting of shareholders (or special meeting held in lieu thereof), including any adjournments or postponements thereof.  See Section 11 “Interests of the Trustees and Officers; Transactions and Arrangements Concerning the Shares” for additional information.
The Standstill Agreement provides: (i) that the Fund will conduct a cash tender offer (“Tender Offer”) for up to 10% of the Fund’s outstanding Common Shares at a price equal to 98% of the NAV per share as of the close of regular trading on the NYSE on or before December 31, 2023, subject to certain conditions; (ii) the Fund shall purchase Shares tendered and not withdrawn during the Tender Offer on a prorated basis up to 10% of the Shares if greater than such amount of Shares are properly tendered and not properly withdrawn; and (iii) the Board shall approve, and recommend that shareholders of the Fund approve at the Fund’s 2025 annual shareholder meeting, a proposal  concerning a liquidity event for the Fund, unless the average trading discount of the Shares is equal to or less than 7.50% for the entirety of any consecutive 30 calendar day period occurring between the Expiration Date and July 15, 2025, at which point such proposal for the liquidity event shall not be required.

MFS recommended, and the Board agreed, that it is in the best interests of the Fund to conduct the Offer upon the terms specified in this Offer to Purchase and the Letter of Transmittal.  Among other things, the Board considered that this Offer (i) will provide Shareholders with partial liquidity at close to NAV, (ii) will likely result in a temporary reduction in the Fund’s trading discount, and (iii) because the Offer would be conducted at a 2% discount to NAV, the Offer would result in immediate accretion to the NAV of the shares of remaining Shareholders.  The Board also considered that the Offer may have certain negative consequences for the Fund, including (i) a decrease in net assets and an associated increase in the Fund’s per share total expense ratio, (ii) potential disruptions in portfolio management, (iii) expenses associated with conducting the Offer, (iv) potential tax consequences to the Fund and the Shareholders and (v) the likelihood that any reduction in the Fund’s trading discount resulting from the Offer will be temporary.  The Board also considered that the Standstill Agreement with Bulldog avoided a possible proxy contest with Bulldog and associated expenses for the Fund, and potential outcomes which could have eliminated the Fund’s status and benefits as a closed-end fund.
Please bear in mind that neither the Fund, its Board, nor MFS has made any recommendation as to whether or not you should tender your Shares.  Shareholders are urged to consult their own investment and tax advisers and make their own decisions whether to tender any Shares and, if so, how many Shares to tender.  For more information see Section 9, “Purpose of the Offer.”
What are the most significant conditions of the Offer?
The Fund will not accept Shares tendered for payment under any one of the following circumstances that, in the view of the Board, would make it inadvisable to proceed with the Offer, purchase or payment.  The following is only a summary of the conditions.  For a complete list of the conditions of the Offer, please see Section 13, “Conditions of the Offer.”
•	The purchase of Shares in the Offer would result in the delisting of the Shares from the NYSE.
•	The purchase of Shares in the Offer would cause the Fund to fail to qualify and to be treated as a regulated investment company under the Internal Revenue Service Code of 1986.
•
The purchase of Shares in the Offer would result in a failure to comply with the applicable asset coverage or leverage ratio requirements applicable to the Remarketable Variable Rate MuniFund Term Preferred Shares of the Fund that are issued and outstanding.

•	In the Board’s reasonable judgment, there is a material legal action or proceeding instituted or threatened challenging the Offer or otherwise potentially materially adversely affecting the Fund.
•	There is a suspension of or limitation on prices for trading securities generally on the NYSE, NASDAQ, or other national securities exchange(s).
•	Declaration of a banking moratorium by federal or state authorities or any suspension of payment by banks in the United States or New York State.
•	New limitation affecting the Fund or the issuers of its portfolio securities imposed by federal or state authorities on the extension of credit by lending institutions.
•	The Board determines that the purchase of Shares might be a breach of its fiduciary duty owed to the Fund or its shareholders.
If I decide not to tender, how will the Offer affect my Shares?
If you do not tender your Shares (or if you own Shares following completion of the Offer), your percentage ownership interest in the Fund will increase after the completion of the Offer and you will be subject to any increased risks associated with the reduction in the Fund’s total assets due to the payment for the tendered Shares.  These risks may include greater volatility due to a decreased asset base and proportionately higher expenses, as well as the possibility of receiving additional taxable capital gains on the distributions from the sale of portfolio securities to pay for tendered Shares.  The reduced assets of the Fund as a result of the Offer may result in less investment flexibility for the Fund, depending on the number of Shares repurchased which may have an adverse effect on the Fund’s investment performance.  For more information see Section 8, “Source and Amount of Funds; Effect of the Offer” and Section 14, “Fees and Expenses.”
What actions do I need to take if I do not wish to tender my Shares?
None.
Whom do I contact if I have questions about the Offer?
If you own Shares through a broker or other Nominee Holder, you can call your broker or other Nominee Holder.  You can also contact Georgeson LLC, the Information Agent, at (866) 541-3547, Monday through Friday, 9 a.m. to 5 p.m., Eastern Standard Time.

To the holders of Common Shares (“Shareholders”) of MFS® High Yield Municipal Trust (the “Fund”):
INTRODUCTION
The Fund is a Massachusetts business trust registered under the Investment Company Act of 1940, as amended, (“1940 Act”) as a closed-end management investment company, which is offering to purchase up to 10% (the “Offer Amount”) of its outstanding common shares of beneficial interest (“Common Shares” or “Shares”) at a price equal to 98% of the net asset value (“NAV”) of the Shares as of the close of ordinary trading on the NYSE on November 6, 2023 when the Offer expires.  The Offer period and withdrawal rights will expire at 5:00 p.m. Eastern Standard Time on November 6, 2023, unless extended, upon the terms and subject to the conditions set forth in this Offer to Purchase and the related Letter of Transmittal (which together, constitute the “Offer”).  The later of 5:00 p.m. Eastern Standard Time on November 6, 2023 or the latest time and date to which the Offer is extended is hereinafter called the “Expiration Date.”
This Offer is open to Shareholders and none of the Fund, its Board of Trustees (“Board”), or Massachusetts Financial Services Company, the investment adviser for the Fund (“MFS”), makes any recommendation to any Shareholder as to whether to tender any or all of such Shareholder’s Shares.  Shareholders are urged to evaluate carefully all information in the Offer, consult their own investment and tax advisers, and make their own decisions whether to tender Shares and, if so, how many Shares to tender.
The Offer is not conditioned upon the tender of any minimum number of Shares.  If the number of Shares properly tendered and not withdrawn prior to the Expiration Date is less than or equal to the Offer Amount, the Fund will, upon the terms and subject to the conditions of the Offer, purchase all Shares tendered.  If more Shares than the Offer Amount are properly tendered and not withdrawn prior to the Expiration Date, the Fund will, upon the terms and subject to the conditions of the Offer, purchase the Offer Amount on a pro rata basis.  See Section 1, “Terms of the Offer; Expiration Date.”
If, after carefully evaluating all of the information set forth in the Offer, you wish to tender Shares pursuant to the Offer, please either follow the instructions contained in the Offer to Purchase and Letter of Transmittal or, if your Shares are held of record in the name of a Nominee Holder, contact such firm to effect the tender for you.
THIS OFFER TO PURCHASE AND THE LETTER OF TRANSMITTAL CONTAIN IMPORTANT INFORMATION AND YOU SHOULD READ THEM CAREFULLY AND IN THEIR ENTIRETY BEFORE YOU MAKE ANY DECISION WITH RESPECT TO THE OFFER.
If you do not wish to tender your Common Shares, you need not take any action.

THIS OFFER IS BEING MADE TO ALL SHAREHOLDERS
 OF THE FUND AND IS NOT CONDITIONED UPON ANY
 MINIMUM NUMBER OF SHARES BEING TENDERED.
THIS OFFER IS SUBJECT TO CERTAIN CONDITIONS.
SEE SECTION 13, “CONDITIONS OF THE OFFER.”
IMPORTANT
Neither the Fund, its Board, or MFS makes any recommendation to any Shareholder as to whether to tender any or all of such Shareholder’s Shares.  Shareholders are urged to evaluate carefully all information in the offer, consult their own investment and tax advisers, and make their own decisions whether to tender Shares and, if so, how many Shares to tender.
No person has been authorized to make any recommendation on behalf of the Fund as to whether Shareholders should tender Shares pursuant to the Offer.  No person has been authorized to give any information or to make any representations in connection with the Offer other than those contained herein or in the Letter of Transmittal.  If given or made, such recommendation and such information and representations must not be relied upon as having been authorized by the Fund.  The Fund has been advised that neither the Fund’s Trustees, its officers or its investment adviser intend to tender any Shares pursuant to the Offer.
Questions and requests for assistance and requests for additional copies of this Offer to Purchase and Letter of Transmittal should be directed to the Information Agent at the telephone number set forth below.
The Information Agent for the Offer is: Georgeson 1290 Avenue of the Americas, 9th Floor New York, NY 10104 (866) 541-3547 (Toll Free)

The Depositary for the Offer is:
By First Class, Registered or Certified Mail: Computershare Trust Company, N.A. c/o Voluntary Corporate Actions; COY: CMU PO Box 43011 Providence, RI 02940-3011	By Express or Overnight Delivery: Computershare Trust Company, N.A. c/o Voluntary Corporate Actions; COY: CMU 150 Royall Street, Suite V Canton, MA 02021

THE OFFER
1. TERMS OF THE OFFER; EXPIRATION DATE
Upon the terms and subject to the conditions set forth in this Offer to Purchase, the Fund will accept for payment and purchase for cash for up to 10% of its outstanding Common Shares at a price equal to 98% of the NAV validly tendered prior to 5:00 p.m. Eastern Standard Time on November 6, 2023, or such later date to which the Offer is extended, and not withdrawn as permitted by Section 4, “Withdrawal Rights.” The Fund reserves the right to extend the Offer to a later Expiration Date.  The Offer period may be extended by the Fund issuing a press release or making some other public announcement no later than 9:30 a.m. Eastern Standard Time on the next business day after the Offer otherwise would have expired.  During any such extension, all Shares previously tendered and not withdrawn will remain subject to the Offer, subject to the right of any such tendering Shareholder to withdraw his or her Shares.
If the Fund makes a material change in the terms of the Offer or the information concerning the Offer, or if it waives a material condition of the Offer, the Fund will extend the Offer to the extent required under the Securities Exchange Act of 1934, as amended, (the “Exchange Act”).
The Offer is being made to all Shareholders of the Fund and is not conditioned upon any minimum number of Shares being tendered.  If the number of Shares properly tendered and not withdrawn prior to the Expiration Date is less than or equal to 10% of the Fund’s outstanding Shares, the Fund will, upon the terms and subject to the conditions of the Offer, purchase all Shares so tendered.  If more Shares than the Offer Amount are properly tendered and not withdrawn prior to the Expiration Date, the Fund will purchase the Offer Amount on a pro rata basis.  It is anticipated that the Shares acquired by the Fund pursuant to the Offer will be retired.   Under no circumstances will interest be paid on the Offer price for tendered Common Shares, regardless of any extension of or amendment to the Offer or any delay in paying for such Common Shares.
When considering whether to tender Common Shares, Shareholders should be aware that the payment received pursuant to the Offer will be less than the amount that the Shareholders would be entitled to receive upon redemption of such Common Shares under the terms of the Common Shares or upon a liquidation of the Fund.
Shares will be purchased at 98% of the NAV of the Shares to help defray certain costs of the tender, including the processing of tender forms, effecting payment, postage and handling.  The Fund will not charge a separate service fee in conjunction with the Offer.  If your Shares are held through a financial intermediary, the financial intermediary may charge you a service or other fee for participation in the Offer.  Tendering Shareholders will not be obligated to pay transfer taxes on the purchase of Shares by the Fund, except in the circumstances set forth in Section 5, “Acceptance for Payment and Payment.”
Subject to the terms and conditions of the Offer, the Fund will pay the consideration offered or return the tendered Shares promptly after the termination or withdrawal of the Offer.  If payment of the purchase price is to be made to, or Common Shares not tendered or not purchased are to be returned in, the name of any person other than the registered holder(s), or if a transfer tax is imposed for any reason other than the sale or transfer of Common Shares to the Fund pursuant to the Offer, then the amount of any share transfer taxes (whether imposed on the registered holder(s), such other persons or otherwise) will be deducted from the purchase price unless satisfactory evidence of the payment of such taxes, or exemption therefrom, is submitted.
As of August 31, 2023, there were 28,325,314 Shares outstanding and there were approximately 589 holders of record of these Common Shares.  As of the date of this Offer to Purchase, the Fund has been advised that none of its Trustees, officers nor investment adviser intend to tender any Shares pursuant to the Offer.
2. EXTENSION OF TENDER PERIOD, TERMINATION; AMENDMENT
The Fund expressly reserves the right, in its sole discretion, at any time or from time to time, to extend the period of time during which the Offer is open by giving notice of such extension to the Information Agent and making a public announcement thereof.  In the event that the Fund so elects to extend the tender period, the NAV for the

Shares tendered will be computed as of the close of ordinary trading on the NYSE on the new Expiration Date.  During any such extension, all Common Shares previously tendered and not purchased or withdrawn will remain subject to the Offer.  The Fund also reserves the right, at any time and from time to time up to and including the Expiration Date, to (a) terminate the Offer and not purchase or pay for any Common Shares or, subject to applicable law, postpone payment for Common Shares, in each case upon the occurrence of any of the conditions specified in Section 13, “Conditions of the Offer”; and (b) amend the Offer in any respect by making a public announcement thereof.  Such public announcement will be issued no later than 9:30 a.m. Eastern Standard Time on the next business day after the previously scheduled Expiration Date.  Without limiting the manner in which the Fund may choose to make a public announcement of extension, termination or amendment, except as provided by applicable law (including Rule 13e-4(d)(2), Rule 13e-4(e)(3), and Rule 14e-l(d) under the Exchange Act), the Fund shall have no obligation to publish, advertise or otherwise communicate any such public announcement.
If the Fund materially changes the terms of the Offer or the information concerning the Offer, or if it waives a material condition of the Offer, the Fund will extend the Offer to the extent required by Rules 13e-4(d)(2) and 13e-4(e)(3) under the Exchange Act.  These rules require a minimum period during which the Offer must remain open following material changes in the terms of the Offer or information concerning the Offer (other than a change in price or a change in percentage of securities sought) will depend on the facts and circumstances, including the relative materiality of such terms or information.  If (i) the Fund increases or decreases the price to be paid for Common Shares, or the Fund increases or decreases the number of Common Shares being sought and (ii) the Expiration Date is less than ten business days away, then the Expiration Date will be extended at least ten business days from the date of the notice.
3. PROCEDURES FOR TENDERING COMMON SHARES
A. Proper Tender of Shares.
Shareholders that are registered in the name of a nominee holder, such as a broker, dealer, commercial bank, trust company or other nominee (“Nominee Holder”) should contact such firm if they desire to tender their Shares.
For Shares to be properly tendered pursuant to the Offer, the following must occur prior to 5:00 p.m. Eastern Standard Time on the Expiration Date:
(a)
A properly completed and duly executed Letter of Transmittal, together with any required signature guarantees, (or an Agent’s Message in the case of a book-entry transfer, as described in Section 3.C), and any other documents required by the Letter of Transmittal must be received by the Depositary at its address set forth on the last page of this Offer to Purchase; and

(b)
Either the certificates for the Shares must be received by the Depositary at its address set forth on the last page of this Offer to Purchase, or the tendering Shareholder must comply with the book-entry delivery procedure set forth in Section 3.C.

If you want to tender your Shares, but your certificates for the Shares are not immediately available or cannot be delivered to the Depositary, you cannot comply with the procedure for book-entry transfer or you cannot deliver the other required documents to the Depositary by the Expiration Date, you will not be able to tender your Shares.  This can occur, for example, if you purchased Shares at, or within one or two days of, the Expiration Date, not allowing sufficient time for such purchase transaction to settle.  There are no guaranteed delivery procedures available under the terms of the Offer as an alternative delivery mechanism.  If the Letter of Transmittal or any certificates or stock powers are signed by trustees, executors, administrators, guardians, agents, attorneys- in-fact, officers of corporations or others acting in a fiduciary or representative capacity, such persons should so indicate when signing and must submit proper evidence satisfactory to the Fund of their authority to so act.
Letters of Transmittal and certificates representing Shares, if any, should be sent to the Depositary; they should not be sent or delivered to the Fund.

The Fund’s transfer agent holds Shares in uncertificated form for certain Shareholders pursuant to the Fund’s dividend reinvestment and cash purchase plan.  When a Shareholder tenders certificated Shares, the Depositary will accept any of the Shareholder’s uncertificated Shares for tender first, and accept the balance of tendered Shares from the Shareholder’s certificated Shares, and any remaining Shares will be issued in book-entry and will be electronically held in your account in lieu of a certificate.
Section 14(e) of the Exchange Act, and Rule 14e-4 promulgated thereunder make it unlawful for any person, acting alone or in concert with others, to tender shares in a partial tender offer for such person’s own account unless at the time of tender, and at the time the shares are accepted for payment, the person tendering has a net long position equal to or greater than the amount tendered in (i) shares, and will deliver or cause to be delivered such shares for the purpose of tender to the person making the offer within the period specified in the offer, or (ii) an equivalent security and, upon acceptance of his or her tender, will acquire shares by conversion, exchange, or exercise of such equivalent security to the extent required by the terms of the Offer, and will deliver or cause to be delivered the shares so acquired for the purpose of tender to the offeror prior to or on the expiration date.  Section 14(e) and Rule 14e-4 provide a similar restriction applicable to the tender or guarantee of a tender on behalf of another person.
The acceptance of Shares by the Fund for payment will constitute a binding agreement between the tendering Shareholder and the Fund upon the terms and subject to the conditions of the Offer, including the tendering Shareholder’s representation that (i) such Shareholder has a net long position in the Shares being tendered within the meaning of Rule 14e-4 promulgated under the Exchange Act and (ii) the tender of such Shares complies with Rule 14e-4.
By submitting the Letter of Transmittal, a tendering Shareholder shall, subject to and effective upon acceptance for payment of the Shares tendered, be deemed in consideration of such acceptance to sell, assign and transfer to, or upon the order of, the Fund all right, title and interest in and to all the Shares that are being tendered (and any and all dividends, distributions, other Shares or other securities or rights declared or issuable in respect of such Shares after the Expiration Date) and irrevocably constitute and appoint the Fund the true and lawful agent and attorney-in-fact of the tendering Shareholder with respect to such Shares (and any such dividends, distributions, other Shares or securities or rights), with full power of substitution (such power of attorney being deemed to be an irrevocable power coupled with an interest) to (a) deliver certificates for such Shares (and any such other dividends, distributions, other Shares or securities or rights) or transfer ownership of such Shares (and any such other dividends, distributions, other Shares or securities or rights), together, in either such case, with all accompanying evidences of transfer and authenticity to or upon the order of the Fund, upon receipt by the Depositary of the purchase price, (b) present such Shares (and any such other dividends, distributions, other Shares or securities or rights) for transfer on the books of the Fund, and (c) receive all benefits and otherwise exercise all rights of beneficial ownership of such Shares (and any such other dividends, distributions, other Shares or securities or rights), all in accordance with the terms of the Offer.  Upon such acceptance for payment, all prior powers of attorney given by the tendering Shareholder with respect to such Shares (and any such dividends, distributions, other Shares or securities or rights) will, without further action, be revoked and no subsequent powers of attorney may be given by the tendering Shareholder with respect to the tendered Shares (and, if given, will be null and void).
By submitting a Letter of Transmittal, and in accordance with the terms and conditions of the Offer, a tendering Shareholder shall be deemed to represent and warrant that: (a) the tendering Shareholder has full power and authority to tender, sell, assign and transfer the tendered Shares (and any and all dividends, distributions, other Shares or other securities or rights declared or issuable in respect of such Shares after the Expiration Date); (b) when and to the extent the Fund accepts the Shares for purchase, the Fund will acquire good, marketable and unencumbered title thereto, free and clear of all liens, restrictions, charges, proxies, encumbrances or other obligations relating to their sale or transfer, and not subject to any adverse claim; (c) on request, the tendering Shareholder will execute and deliver any additional documents deemed by the Depositary or the Fund to be necessary or desirable to complete the sale, assignment and transfer of the tendered Shares (and any and all dividends, distributions, other Shares or securities or rights declared or issuable in respect of such Shares after the Expiration Date); and (d) the tendering Shareholder has read and agreed to all of the terms of the Offer, including this Offer to Purchase and the Letter of Transmittal.
B. Signature Guarantees and Method of Delivery.

Signatures on the Letter of Transmittal are required to be guaranteed if any tendered stock certificates are registered in a name other than that of the tendering Shareholder or if a check for cash is to be issued in a name other than that of the registered owner of such Shares.  In those instances, all signatures on the Letter of Transmittal must be guaranteed by an eligible guarantor acceptable to the Depositary (an “Eligible Guarantor”).  An Eligible Guarantor includes a bank, broker, dealer, credit union, savings association or other entity that is a member in good standing of the Securities Transfer Agents Medallion Program, or a bank, broker, dealer, credit union, savings association or other entity that is an “Eligible Guarantor Institution” as such term is defined in Rule 17Ad-15 under the Exchange Act.  If Shares are tendered for the account of an institution that qualifies as an Eligible Guarantor, signatures on the Letter of Transmittal are not required to be guaranteed.  If the Letter of Transmittal is signed by a person or persons authorized to sign on behalf of the registered owner(s), then the Letter of Transmittal must be accompanied by documents evidencing such authority to sign to the satisfaction of the Fund.
THE METHOD OF DELIVERY OF ANY DOCUMENTS, INCLUDING CERTIFICATES FOR SHARES, IS AT THE ELECTION AND RISK OF THE PARTY TENDERING SHARES.  IF DOCUMENTS ARE SENT BY MAIL, IT IS RECOMMENDED THAT THEY BE SENT BY REGISTERED MAIL, PROPERLY INSURED, WITH RETURN RECEIPT REQUESTED. IN ALL CASES, SUFFICIENT TIME SHOULD BE ALLOWED TO ENSURE TIMELY DELIVERY.
C. Book-Entry Delivery Procedure.
The Depositary will establish accounts with respect to the Shares at The Depository Trust Company (“DTC”) for purposes of the Offer.  Any financial institution that is a participant in DTC’s systems may make delivery of tendered Shares by (i) causing DTC to transfer such Shares into the Depositary’s account in accordance with DTC’s procedure for such transfer; and (ii) causing a confirmation of receipt of such delivery to be received by the Depositary.  DTC may charge the account of such financial institution for tendering Shares on behalf of Shareholders.  Notwithstanding that delivery of Shares may be properly effected in accordance with this book-entry delivery procedure, the Letter of Transmittal, with signature guarantee, if required, or, in lieu of the Letter of Transmittal, an Agent’s Message (as defined below) in connection with a book-entry transfer, must be transmitted to and received by the Depositary at the appropriate address set forth on the last page of this Offer to Purchase before 5:00 p.m. Eastern Standard Time on the Expiration Date.
The term “Agent’s Message” means a message from DTC transmitted to, and received by, the Depositary forming a part of a timely confirmation of a book-entry transfer (a “Book-Entry Confirmation”), which states that DTC has received an express acknowledgment from the DTC participant (“DTC Participant”) tendering the Shares that are the subject of the Book-Entry Confirmation that (i) the DTC Participant has received and agrees to be bound by the terms of the Letter of Transmittal; and (ii) the Fund may enforce such agreement against the DTC Participant.
DELIVERY OF DOCUMENTS TO DTC IN ACCORDANCE WITH DTC’S PROCEDURES DOES NOT CONSTITUTE DELIVERY TO THE DEPOSITARY FOR PURPOSES OF THIS OFFER.
D. Determination of Validity.
All questions as to the validity, form, eligibility (including time of receipt) and acceptance of Shares tendered will be determined by the Fund, in its sole discretion, which determination shall be final and binding.  The Fund reserves the absolute right to reject any and all tenders not in appropriate form or the payment for which would, in the opinion of the Fund’s counsel, be unlawful.  The Fund’s interpretations of the terms and conditions of the Offer will be final and binding.  Neither the Fund, MFS, the Depositary nor any other person shall be obligated to give notice of any defects or irregularities in tenders, nor shall any of them incur any liability for failure to give such notice.
E. U.S. Federal Income Tax Withholding.
Payments made to tendering Shareholders pursuant to the Offer may be subject to withholding pursuant to the Internal Revenue Code of 1986, as amended, (the “Code”) and the U.S. Treasury regulations thereunder.  For an additional discussion of such withholding as well as a discussion of certain other U.S. federal income tax consequences to tendering and non-tendering Shareholders, see Section 6, “Certain Material U.S. Federal Income Tax Consequences.”
4. WITHDRAWAL RIGHTS
Except as otherwise provided in this Section 4, tenders of Shares made pursuant to the Offer will be irrevocable.  You have the right to withdraw tendered Shares at any time prior to 5:00 p.m. Eastern Standard Time on the Expiration Date.  If you desire to withdraw Shares tendered on your behalf by a Nominee Holder, you may withdraw by contacting that firm and instructing them to withdraw such Shares.  Upon terms and subject to the conditions of the Offer, the Fund expects to accept for payment properly tendered Shares promptly after the Expiration Date.  If the Fund has not agreed to accept your Shares for payment after the expiration of 40 days from the commencement of the Offer, you can withdraw them at anytime after that until the Fund accepts your Shares for payment.
To be effective written notice of withdrawal must be timely received by the Depositary at the address set forth on the last page of this Offer to Purchase.  Any notice of withdrawal must specify the name of the person who tendered the Shares to be withdrawn, the number of Shares to be withdrawn, and the names in which the Shares to be withdrawn are registered.  Shareholders should contact the Information Agent for instructions if they wish to submit a notice of withdrawal.
If certificates have been delivered to the Depositary, the name of the registered holder and the serial numbers of the particular certificates evidencing the Shares withdrawn must also be furnished to the Depositary and the signature on the notice of withdrawal must be guaranteed by an Eligible Guarantor.  If Shares have been delivered pursuant to the book-entry delivery procedure (set forth in Section 3, “Procedures for Tendering Common Shares”), any notice of withdrawal must specify the name and number of the account at the book-entry transfer facility to be credited with the withdrawn Shares (which must be the same name, number, and book-entry transfer facility from which the Shares were tendered), and must comply with the procedures of DTC.
All questions as to the form and validity (including time of receipt) of notices of withdrawal will be determined by the Fund in its sole discretion, whose determination shall be final and binding.
Neither the Fund, MFS, the Depositary nor any other person shall be obligated to give notice of any defects or irregularities in tenders, nor shall any of them incur any liability for failure to give such notice.  Shares properly withdrawn shall not thereafter be deemed to be tendered for purposes of the Offer.  However, withdrawn Shares may be retendered by following the procedures described in Section 3, “Procedures for Tendering Common Shares,” prior to 5:00 p.m. Eastern Standard Time on the Expiration Date.
The method of delivery of any documents related to a withdrawal is at the risk of the withdrawing Shareholder.  Any documents related to a withdrawal will be deemed delivered only when actually received by the Depositary.  If delivery is by mail, registered mail with return receipt requested, properly insured, is recommended.  In all cases, sufficient time should be allowed to ensure timely delivery.
5. ACCEPTANCE FOR PAYMENT AND PAYMENT
Upon the terms and subject to the conditions of the Offer, the Fund will accept for payment, and will pay cash for, Common Shares validly tendered on or before the Expiration Date, and not properly withdrawn in accordance with Section 4, promptly after the Expiration Date of the Fund’s Offer.  The Fund expressly reserves the right, in its sole discretion, to delay the acceptance for payment of, or payment for, Common Shares, in order to comply, in whole or in part, with any applicable law.
Payment for Shares accepted for payment pursuant to the Offer will be made by the Depositary out of funds made available to it by the Fund.  The Depositary will act as agent for the Fund for the purpose of effecting payment to the tendering Shareholders.  In all cases, payment for Shares tendered and accepted for payment pursuant to the Offer will be made only after timely receipt by the Depositary of (i) Share certificates evidencing such Shares or a Book- Entry Confirmation of the delivery of such Shares, (ii) a properly completed and duly executed Letter of Transmittal or, in the case of a book-entry transfer, an Agent’s Message in lieu of the Letter of Transmittal, and (iii) any other documents required by the Letter of Transmittal.  Accordingly, payment may not be made to all tendering Shareholders at the same time and will depend upon when Share certificates are received by the Depositary or when Book-Entry Confirmations of tendered Shares are received in the Depositary’s account at DTC.
If any tendered Shares are not accepted for payment or are not paid because of an invalid tender, if certificates are submitted for more Shares than are tendered, or if a Shareholder withdraws tendered Shares, (i) the shares will be issued in book-entry form and will be electronically held in your account for such unpurchased Shares, as soon as practicable following the expiration, termination or withdrawal of the Offer, (ii) Shares delivered pursuant to the book-entry delivery procedures will be credited to the account from which they were delivered, and (iii) uncertificated Shares held by the Fund’s transfer agent pursuant to the Fund’s dividend reinvestment and cash purchase plan will be returned to the dividend reinvestment and cash purchase plan account maintained by the transfer agent.
The Fund will pay all transfer taxes, if any, payable on the transfer to it of Shares purchased pursuant to the Offer.  If, however, payment of the purchase price is to be made to, or if unpurchased Shares were registered in the name of, any person other than the tendering holder, or if any tendered certificates are registered or the Shares tendered are held in the name of any person other than the person signing the Letter of Transmittal, the amount of any transfer taxes (whether imposed on the registered holder or such other person) payable on account of such transfer will be deducted from the purchase price unless satisfactory evidence of the payment of such taxes, or exemption therefrom, is submitted.  In addition, if certain events occur, the Fund may not be obligated to purchase Shares pursuant to the Offer.  See Section 13, “Conditions of the Offer.”
A tendering U.S. Shareholder or other payee who fails to fully complete and sign an IRS Form W-9 may be subject to U.S. federal income backup withholding on the gross proceeds paid to such Shareholder or other payee pursuant to the Offer.  Non-U.S. Shareholders (as defined in Section 6, “Certain Material U.S. Federal Income Tax Consequences” below) should provide the Depositary with an appropriate completed IRS Form W-8BEN or Form W-8BEN-E in order to avoid backup withholding.  A copy of IRS Form W-9, W-8BEN or W-8BEN-E will be provided upon request from the Depositary.  See Section 3, “Procedures for Tendering Common Shares” and Section 6, “Certain Material U.S. Federal Income Tax Consequences.”
6. CERTAIN MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES
The following discussion is a general summary of the U.S. federal income tax consequences of the purchase of Common Shares by the Fund from Shareholders pursuant to the Offer.  This summary is based on U.S. federal income tax law as of the date the Offer begins, including the Code , applicable U.S. Treasury regulations, Internal Revenue Service (“IRS”) rulings, judicial authority and current administrative rulings and practice, all of which are subject to change, possibly with retroactive effect.  There can be no assurance that the IRS would not assert, or that a court would not sustain, a position contrary to any of those set forth below, and the Fund has not obtained, nor does the Fund intend to obtain, a ruling from the IRS or an opinion of counsel with respect to any of the consequences described below.  Shareholders should also consult their own tax advisers regarding their particular situation and the potential tax consequences to them of a purchase of their Common Shares by the Fund pursuant to the Offer, including potential state, local and foreign taxation, as well as any applicable transfer taxes.
As used herein, the term “U.S. Shareholder” refers to a Shareholder who is (i) a citizen or resident of the United States, (ii) a corporation, partnership or other entity created or organized in or under the laws of the United States or any State thereof or the District of Columbia, (iii) an estate the income of which is subject to U.S. federal income tax regardless of the source of such income, and (iv) a trust if (x) a court within the United States is able to exercise primary supervision over the administration of the trust and one or more U.S. persons (as defined in the Code) have the authority to control all substantial decisions of the trust or (y) the trust has a valid election in effect under applicable U.S. Treasury regulations to be treated as a U.S. person.  The term “Non-U.S. Shareholder” refers to a Shareholder who is not a U.S. Shareholder.
Sale or Exchange of Shares.  A Shareholder (other than a tax-exempt Shareholder) whose Common Shares are repurchased pursuant to the Offer generally will be treated as having sold the Common Shares and will recognize gain or loss for U.S. federal income tax purposes, so long as either (a) such Shareholder tenders, and the Fund repurchases, all of such Shareholder’s Shares (i.e., the Shareholder reduces its percentage ownership of the Fund to

0%) or meets certain numerical safe harbors with respect to percentage voting interest and reduction in ownership of the Fund following the completion of the Offer, or (b) the tender otherwise is treated as being “not essentially equivalent to a dividend” under the relevant rules of the Code.  For these purposes, a Shareholder’s ownership of the Fund is determined after applying the ownership attribution rules under Section 318 of the Code.  Such gain or loss will equal the difference between the price paid by the Fund for the Common Shares pursuant to the Offer and the Shareholder’s adjusted tax basis in the Common Shares sold.  A Shareholder’s holding period for Common Shares repurchased pursuant to the Offer will terminate as of the Expiration Date.  A tendering Shareholder’s gain or loss will generally be capital gain or loss if the Common Shares sold are held by the Shareholder at the time of sale as capital assets and will be treated as long-term capital gain if the Common Shares have been held for more than one year or as short-term if the Common Shares have been held for one year or less.  To the extent that a portion of any such gain is treated as interest, that portion will be taxed to the Shareholder as ordinary income.  It is expected that, if a Shareholder is treated as having sold Common Shares pursuant to the Offer and realizes a gain upon such sale, and if one or more payments are received after the close of the taxable year of the Shareholder in which the Expiration Date occurs, unless the Shareholder elects otherwise, the gain will be accounted for under the installment sale rules for U.S. federal income tax purposes and the Shareholder will generally recognize any such gain as and when proceeds are received, likely allocating tax basis according to the presumed percentage of the total payment received in each installment.
The maximum U.S. federal income tax rate applicable to short-term capital gains recognized by a non-corporate Shareholder is currently the same as the applicable ordinary income rate.  In addition, the Code generally imposes a 3.8% Medicare contribution tax on certain individuals, estates and trusts on the lesser of (A) their (undistributed, in the case of estates and trusts) net investment income or (B) if any, the excess of their income over certain threshold amounts.  For these purposes, “net investment income” (as defined in the Code) generally includes, among other things, (i) distributions paid by the Fund of net investment income and capital gains, and (ii) any net gain from the sale, exchange or other taxable disposition of Shares of the Fund.
In the event that a tendering Shareholder’s ownership of the Fund is not reduced to the extent required under the tests described above, such Shareholder will be deemed to receive a distribution from the Fund under Section 301 of the Code with respect to the Shares held (or deemed held under Section 318 of the Code) by the Shareholder after the tender (a “Section 301 distribution”).  Such distribution, which will equal the price paid by the Fund to such Shareholder for the Common Shares sold, will be taxable as a dividend to the extent of the Fund’s current and accumulated earnings and profits allocable to such distribution.  Any such dividend will constitute an ordinary income dividend, an exempt-interest dividend or a capital gain dividend.  An ordinary income dividend is generally taxable at ordinary income tax rates, and a dividend properly reported as a capital gain dividend is generally taxable at long-term capital gain rates.  The excess will be treated as a return of capital reducing the Shareholder’s tax basis in the Shares held (or deemed held under Section 318 of the Code) after the Offer, and thereafter as capital gain.  In the case of a tendering Shareholder that is a corporation treated as receiving a Section 301 distribution from the Fund in connection with the transaction, special basis adjustments might also apply with respect to any Shares of such Shareholder not repurchased in connection with the Offer.  No portion of any amount a Shareholder receives from the Fund in connection with the Offer that is treated as an ordinary income dividend is expected to qualify for the corporate dividends-received deduction (for corporate Shareholders) or as “qualified dividend income” (as defined in the Code) (for certain non-corporate Shareholders).
Provided that no tendering Shareholder is treated as receiving a Section 301 distribution as a result of the Offer, Shareholders whose percentage ownership of the Fund increases as a result of the Offer will not be treated as realizing constructive distributions by virtue of that increase.  In the event that any tendering Shareholder is deemed to receive a Section 301 distribution as a result of the Offer, it is possible that shareholders whose percentage ownership of the Fund increases as a result of the Offer, including Shareholders who do not tender any Shares pursuant to the Offer, will be deemed to receive a constructive distribution under Section 305(c) of the Code in an amount determined by the increase in their percentage ownership of the Fund as a result of the Offer.  Such constructive distribution will be treated as a dividend to the extent of current or accumulated earnings and profits allocable to it, treated as provided in the immediately preceding paragraph.  Such dividend treatment will not apply, however, if the tender is treated as an “isolated redemption” within the meaning of the U.S. Treasury regulations.
Under the “wash sale” rules under the Code, provided the tender of Common Shares pursuant to the Offer is treated as a sale or exchange (and not a distribution as described above), loss recognized on Common Shares sold pursuant to the Offer will ordinarily be disallowed to the extent the Shareholder acquires other Shares of the Fund (whether through automatic reinvestment of dividends or otherwise) or substantially identical stock or securities within 30 days before or after the date the tendered Common Shares are purchased pursuant to the Offer and, in that event, the basis and holding period of the Shares acquired will be adjusted to reflect the disallowed loss.  Any loss realized by a Shareholder on the sale of a Common Share held by the Shareholder for six months or less will be treated for U.S. federal income tax purposes as a long-term capital loss to the extent of any distributions or deemed distributions of long-term capital gains received by the Shareholder with respect to such Share.  A Shareholder’s ability to use capital losses may be limited under the Code.
Non-U.S. Shareholders.  Provided the sale of Common Shares pursuant to the Offer is respected as a sale or exchange for U.S. federal income tax purposes, any gain realized by a Non-U.S. Shareholder upon the tender of Common Shares pursuant to the Offer will generally not be subject to any U.S. tax withholding and, provided such gain is not (i) effectively connected with a trade or business carried on in the United States by such Non-U.S. Shareholder or (ii) realized by a Non-U.S. Shareholder who is an individual that was present in the United States for 183 days or more in the taxable year of the sale or exchange and certain other conditions are met, will not be subject to any U.S. federal income tax. If, instead, all or a portion of the proceeds received by a tendering Non-U.S. Shareholder is treated for U.S. federal income tax purposes as a Section 301 distribution by the Fund that is treated in whole or in part as a dividend, or if a Non-U.S. Shareholder is otherwise treated as receiving a deemed distribution that is a dividend by reason of the Shareholder’s increase in its percentage ownership of the Fund resulting from other Shareholders’ sale of Common Shares pursuant to the Offer, absent a statutory exemption, the dividend received or deemed received by the Non-U.S. Shareholder will be subject to a U.S. withholding tax at the rate of 30% (or such lower rate as may be applicable under a tax treaty).
If any gain or dividend income realized in connection with the tender of Common Shares by a Non-U.S. Shareholder is effectively connected with a trade or business carried on in the United States by the Non-U.S. Shareholder, such gain or dividend will be taxed at the rates applicable to U.S. Shareholders. In addition, if the Non-U.S. Shareholder is a non-U.S. corporation, it may be subject to 30% (or such lower rate as may be applicable under a tax treaty) branch profits tax on such effectively connected income. If any gain or dividend is realized by a Non-U.S. Shareholder described in (ii) in the preceding paragraph, the Non-U.S. Shareholder will be subject to U.S. federal income tax at a rate of 30% (or at a reduced rate under an applicable income tax treaty) on such gain, which gain may be offset by certain U.S.-source capital losses (even though a Non-U.S. Holder is not considered a resident of the United States), provided that the Non-U.S. Holder has timely filed U.S. federal income tax returns with respect to such losses.
In order to qualify for any exemptions from withholding described above or for lower withholding tax rates under income tax treaties, or to establish an exemption from backup withholding, a Non-U.S. Shareholder must comply with special certification and filing requirements relating to its non-U.S. status (including, in general, by furnishing an IRS Form W-8BEN or W-8BEN-E).  Non-U.S. Shareholders are urged to consult their tax advisors regarding the application of U.S. federal income tax rules, including withholding, to their tender of Shares.
Backup Withholding.  The Fund generally is required to withhold and remit to the U.S. Treasury a percentage of the taxable distributions and redemption proceeds paid to any individual Shareholder who fails to properly furnish the Fund with a correct taxpayer identification number, has under-reported dividend or interest income or fails to certify to the Fund that he or she is not subject to such withholding.
Shareholders should provide the Fund with a completed IRS Form W-9, W-8BEN, W-8BEN-E, as applicable, or other appropriate form in order to avoid backup withholding on the distributions they receive from the Fund regardless of how they are taxed with respect to their tendered Common Shares.  Backup withholding is not an additional tax and any amount withheld may be credited against a Shareholder’s U.S. federal income tax liability, provided the appropriate information is timely furnished to the IRS.
Other Tax Consequences.  The Fund’s purchase of Common Shares in the Offer may directly result in, or contribute to a subsequent, limitation on the Fund’s ability to use capital loss carryforwards to offset future gains.  Therefore, in certain circumstances, Shareholders who remain Shareholders following completion of the Offer may pay taxes sooner, or pay more taxes, than they would have had the Offer not occurred.

Any sales of securities by the Fund to raise cash to meet repurchase requests could result in increased taxable distributions to Shareholders, including distributions taxable as ordinary income.  See “Recognition of Capital Gains” below.
Under U.S. Treasury regulations directed at tax shelter activity, if a Shareholder recognizes a loss of $2 million or more in any single taxable year or $4 million in any combination of taxable years in the case of an individual Shareholder or $10 million or more in any single taxable year or $20 million in any combination of taxable years in the case of a corporate Shareholder, such Shareholder must file a disclosure statement with the IRS on Form 8886.  Direct holders of portfolio securities are in many cases excepted from this reporting requirement, but under current guidance, Shareholders of a regulated investment company (“RIC”) are not excepted.  Future guidance may extend the current exception from this reporting requirement to Shareholders of most or all RICs.  The fact that a loss is reportable under these regulations does not affect the legal determination of whether the taxpayer’s treatment of the loss is proper. Shareholders should consult their own tax advisers concerning any possible disclosure obligation with respect to their investment in Shares.
FATCA Withholding.  Sections 1471-1474 of the Code and the U.S. Treasury and IRS guidance issued thereunder (collectively, “FATCA”) generally require the Fund to obtain information sufficient to identify the status of each of its Shareholders under FATCA or under an applicable intergovernmental agreement (an “IGA”) between the United States and a foreign government.  If a Shareholder fails to provide the requested information or otherwise fails to comply with FATCA or an IGA, the Fund may be required to withhold under FATCA with respect to that Shareholder at a rate of 30% on ordinary dividends it pays. The IRS and the U.S. Treasury Department have issued proposed regulations providing that these withholding rules will not be applicable to the gross proceeds of share redemptions or capital gain dividends a Fund pays.  If a payment by the Fund is subject to FATCA withholding, the Fund is required to withhold without reference to any other withholding exemption.
As the Fund may not be able to determine whether a payment made pursuant to the Offer will properly be characterized as an “exchange” or a “dividend” for U.S. tax purposes at the time of such payment, any payment to a tendering Shareholder that is a foreign financial institution (“FFI”) or non-financial foreign entity (“NFFE”) may be subject to a 30% withholding tax unless (a) in the case of an FFI, the FFI reports certain direct and indirect ownership of foreign financial accounts held by U.S. persons with the FFI and (b) in the case of an NFFE, the NFFE (i) reports information relating to its “substantial U.S. owners” (within the meaning of FATCA), if any, or (ii) certifies that it has no “substantial U.S. owners.”
Certain Non-U.S. Shareholders may fall into certain exempt, excepted or deemed-compliant categories as established by U.S. Treasury regulations, IGAs, and other guidance regarding FATCA.  In order to qualify for any such exception, a Non-U. S. Shareholder generally must provide the Fund with the applicable IRS Form W-8 (W-8BEN-E, W-8ECI, W-8EXP or W-8IMY) properly certifying the Shareholder’s status under FATCA.
Shareholders are urged to consult their own tax advisers regarding the application of U.S. federal income tax withholding, including eligibility for a withholding tax reduction or exemption, and the applicable refund procedure, if any.
7. PRICE RANGE OF COMMON SHARES; DIVIDENDS
The Common Shares are traded on the NYSE.  During each completed fiscal quarter for the 24-month period beginning September 30, 2021, the highest and lowest market price per Share, and period-end market price per Share (as of the close of ordinary trading on the NYSE on the last day of such periods) were as follows:
Fiscal Quarter Ended	Market Price ($)
	High	Low	Close
June 30, 2021	$ 4.81	$ 4.46	$ 4.75
September 30, 2021	$ 4.87	$ 4.59	$ 4.59
December 31, 2021	$ 4.63	$ 4.43	$ 4.52
March 31, 2022	$ 4.54	$ 3.79	$ 3.87
June 30, 2022	$ 3.87	$ 3.18	$ 3.36

September 30, 2022	$ 3.63	$ 2.99	$ 3.01
December 31, 2022	$ 3.27	$ 2.89	$ 3.13
March 31, 2023	$ 3.39	$ 3.09	$ 3.21
June 30, 2023	$ 3.26	$ 3.10	$ 3.22

The Fund commenced operations on March 18, 1987 as an NYSE-listed company.  The Fund intends to declare and pay a dividend to common shareholders at least monthly and a distribution to preferred shareholders monthly.  Any capital gains are distributed at least annually.
8. SOURCE AND AMOUNT OF FUNDS; EFFECT OF THE OFFER
The actual cost to the Fund of purchasing Common Shares from the Offer cannot be determined at this time because the number of Shares to be purchased will depend on the number tendered, and the price will be 98% of the NAV of the Shares on the Expiration Date.  If the NAV on that date were the same as the NAV per share on August 31, 2023, and if 10% of the outstanding Shares are purchased pursuant to the Offer, the estimated cost to the Fund, not including fees and expenses incurred in connection with the Offer, would be approximately $10,049,000.
The monies to be used by the Fund to purchase Shares pursuant to the Offer will be first obtained from any cash on hand and then from proceeds of sales of securities in the Fund’s investment portfolio.  Although permitted to do so, the Fund does not expect to borrow money to finance the purchase of any tendered Shares.  There are no material conditions to the availability of the monies to be used by the Fund to purchase Shares pursuant to the Offer except as set forth herein.
The Offer may have certain adverse consequences for tendering and non-tendering Shareholders.
Effect on NAV and Consideration Received by Tendering Shareholders.  To pay the aggregate purchase price of Shares accepted for payment pursuant to the Offer, the Fund anticipates that funds will be first derived from any cash on hand and then from the proceeds from the sale of portfolio securities held by the Fund.  If the Fund is required to sell a substantial amount of portfolio securities to raise cash to finance the Offer, the over-supply of portfolio securities for sale could cause market prices of the Fund’s portfolio securities, and hence the NAV of the Shares, to decline.  If such a decline occurs, the Fund cannot predict what its magnitude might be or whether such a decline would be temporary or continue to or beyond the Expiration Date.  Because the price per Share to be paid in the Offer will be dependent upon the NAV as determined as of the close of ordinary trading on the NYSE on the Expiration Date, if such a decline continued to the Expiration Date, the consideration received by tendering Shareholders would be less than it otherwise might be.  In addition, a sale of portfolio securities will cause increased transaction expenses, and the Fund may receive proceeds from the sale of portfolio securities that are less than the valuations of such securities by the Fund.  Accordingly, because of the Offer, the NAV of the Fund may decline more than it otherwise might, thereby reducing the amount of proceeds received by tendering Shareholders, and also reducing the NAV for non-tendering Shareholders.  However, because the Offer price is for 98% of the NAV of the Shares, the purchase of Shares tendered in and of itself would be somewhat accretive to the NAV of Shares outstanding following completion of the Offer.
The Fund may well sell portfolio securities during the pendency of the Offer to raise cash for the purchase of Shares.  Thus, it is likely that during the pendency of the Offer, and possibly for a short time thereafter, the Fund will hold a greater than normal percentage of its net assets in cash and cash equivalents.  This larger cash position may interfere with the Fund’s ability to meet its investment objective.  The Fund is required by law to pay for tendered Shares it accepts for payment promptly after the Expiration Date of this Offer. Because the Fund will not know the number of Shares tendered, or the NAV on which the tender price is based, the Fund will not know until the Expiration Date the amount of cash required to pay for such Shares. If on or prior to the Expiration Date, the Fund does not have, or believes it is unlikely to have, sufficient cash to pay for all Shares tendered, it may extend the Offer to allow additional time to sell portfolio securities and raise sufficient cash.
Recognition of Capital Gains.  As noted, the Fund will be required to sell portfolio securities in order to raise cash to meet purchase requests pursuant to the Offer.  The actual tax effect of such sales will depend on the difference between the price at which such portfolio securities are sold and the tax basis of the Fund in such securities.  Any capital gains recognized in any such sales on a net basis, after reduction by any available capital losses, including capital loss carryforwards, will be distributed to Shareholders as capital gain dividends (to the extent of net realized long-term capital gains over net realized short-term capital losses) or ordinary dividends (to the extent of net realized short-term capital gains over net realized long-term capital losses) during or with respect to the year of sale, and such distributions will be taxable to Shareholders.  Any such sales (1) could require Shareholders that hold Shares at the time of a declaration of distributions to pay taxes on greater distributions of capital gains recognized by the Fund than they otherwise would have absent such sales; and (2) could require the Fund to sell additional portfolio securities in order to raise cash to make such additional distributions, thereby, requiring the Fund, in turn, to realize and recognize additional capital gains.
It is impossible to predict the amount of unrealized gains or losses in the Fund’s portfolio securities at the time that the Fund is required to sell such portfolio securities, and hence the amount of capital gains or losses that would be realized and recognized.  As of August 31, 2023, the Fund had net unrealized losses of approximately $14,310,000, net realized losses for the current fiscal year to date of $2,954,000, and capital loss carryforwards of $5,523,000 from its most recent tax year-end of November 30, 2022.
Tax Consequences of Repurchases to Shareholders.  The Fund’s purchase of Shares tendered pursuant to the Offer will have tax consequences for tendering Shareholders and may also have tax consequences for non-tendering Shareholders.  See Section 6, “Certain Material U.S. Federal Income Tax Consequences.”
Effect on Remaining Shareholders, Higher Expense Ratio and Less Investment Flexibility.  The purchase of Shares by the Fund pursuant to the Offer will have the effect of increasing the proportionate interest in the Fund held by  non-tendering Shareholders.  All Shareholders remaining after the Offer will be subject to any increased risks associated with the reduction in the Fund’s aggregate assets resulting from payment for the tendered Shares, such as greater volatility due to decreased diversification, potentially greater exposure to leverage, and proportionately higher expenses.  The reduced net assets of the Fund as a result of the Offer may result in less investment flexibility for the Fund, depending on the number of Shares repurchased, and may have an adverse effect on the Fund’s investment performance.
Possible Proration.  If greater than 10% of the Fund’s Shares are tendered pursuant to the Offer, the Fund would, upon the terms and subject to the conditions of the Offer, purchase Shares tendered on a pro rata basis.  Accordingly, Shareholders cannot be assured that all of their tendered Shares will be repurchased.
THE OFFER MAY HAVE CERTAIN ADVERSE CONSEQUENCES FOR TENDERING AND NON-TENDERING SHAREHOLDERS.
9. PURPOSE OF THE OFFER
The Board has authorized the Offer because it has the potential to reduce, at least temporarily, the discount from NAV at which the Shares currently trade.  There can be no assurance, however, that this Offer will have the effect of narrowing the discount or that any reduction in the discount will be sustained following the expiration of the Offer.  It is anticipated that any Shares acquired by the Fund pursuant to the Offer will be retired..
Bulldog Investors, LLP, d/b/a Bulldog Investors, (“Bulldog”) is a holder of the Fund’s Common Shares.  On July 10, 2023, Bulldog, on behalf of its Special Opportunities Fund, provided notice to the Fund of its intention to submit a shareholder proposal for consideration at the Fund’s 2023 annual meeting of shareholders, requesting that the Fund’s shareholders vote (i) to elect Bulldog nominees as Trustees of the Fund and (ii) to approve a non-binding proposal that the Board of the Fund consider authorizing a liquidity event that will allow shareholders to monetize a significant percentage of their shares at or close to the Fund’s NAV (the “Bulldog Proposal”).  MFS and Bulldog engaged in discussions regarding the Bulldog Proposal and the Fund and Bulldog entered into a Tender Offer and Standstill Agreement (the “Standstill Agreement”) pursuant to which Bulldog has agreed that it will not formally submit its shareholder proposals for consideration at the Fund’s 2023 annual meeting and Bulldog agreed to refrain from taking certain other actions relating to the Fund (set forth in Section 11 “Interests of the Trustees and Officers; Transactions and Arrangements Concerning the Shares”) until the day after the date of completion of the Fund’s 2025 annual meeting of shareholders (or special meeting held in lieu thereof), including any adjournments or postponements thereof.

The Standstill Agreement provides: (i) that the Fund will conduct a cash tender offer for up to 10% of the Fund’s outstanding Common Shares at a price equal to 98% of the NAV per share as of the close of regular trading on the NYSE on or before December 31, 2023, subject to certain conditions; (ii) the Fund shall purchase Shares tendered and not withdrawn during the Offer on a pro-rated basis up to 10% of the Shares if greater than such amount of Shares are properly tendered and not properly withdrawn. The consideration to be paid by the Fund for Shares under the Offer shall consist solely of cash; and (iii) the Board shall approve, and recommend that shareholders of the Fund approve at the Fund’s 2025 annual shareholder meeting, a proposal concerning a liquidity event for the Fund, unless the average trading discount of the Shares is equal to or less than 7.50% for the entirety of any consecutive 30 calendar day period occurring between the Expiration Date and July 15, 2025, at which point such proposal for the liquidity event shall not be required.
MFS recommended, and the Board agreed, that it is in the best interests of the Fund to conduct the Offer upon the terms specified in this Offer to Purchase and the Letter of Transmittal.  Among other things, the Board considered that this Offer (i) will provide Shareholders with partial liquidity at close to NAV, (ii) will likely result in a temporary reduction in the Fund’s trading discount, and (iii) because the Offer would be conducted at a 2% discount to NAV, the Offer would result in immediate accretion to the NAV of the shares of remaining Shareholders.  The Board also considered that the Offer may also have certain negative consequences for the Fund, including (i) a decrease in net assets and associated increase in the Fund’s per share total expense ratio, (ii) potential disruptions in portfolio management, (iii) expenses associated with conducting the Offer, (iv) potential tax consequences to the Fund and Shareholders and (v) the likelihood that any reduction in the Fund’s trading discount resulting from the Offer will be temporary.  The Trustees also considered that the Standstill Agreement with Bulldog avoided a possible proxy contest with Bulldog and associated expenses for the Fund, and potential outcomes which could have eliminated the Fund’s status and benefits as a closed-end fund.
Neither the Board nor MFS believes that the outcomes Bulldog desires would be in the best interests of long-term Shareholders because, among other reasons, the Fund, as a closed-end fund, offers Shareholders distinct benefits that are not available in open-end funds.  The Offer would allow Bulldog a substantial opportunity to achieve its objective of liquidating a portion of its shares near to NAV and would eliminate this challenge to the closed-end structure of the Fund, thereby affording the remaining Shareholders the opportunity for continuity of investment in a closed-end fund.  In addition to providing all Shareholders with an opportunity to tender their shares at 98% of NAV, the Offer may result in a reduction of the discount at which the Shares trade, a benefit to the remaining Shareholders of the Fund.
None of the Fund, its Board, or MFS makes any recommendation to any Shareholder as to whether to tender any or all of such Shareholder’s Shares.  Shareholders are urged to evaluate carefully all information in the Offer, consult their own investment and tax advisers, and make their own decisions whether to tender Shares and, if so, how many Shares to tender.
10. INFORMATION CONCERNING THE FUND
The Fund is a closed-end management investment company organized as a Massachusetts business trust, whose principal executive offices are located at 111 Huntington Avenue, Boston, MA, 02199, telephone: (617) 954-5000.
Available Information about the Fund.  The Fund is subject to the informational requirements of the 1940 Act, and in accordance therewith files annual reports, proxy statement and other information with the Securities and Exchange Commission (“SEC”) relating to its business, financial condition and other matters.  As a closed-end investment company, the Fund differs from an open-end investment company (i.e., a mutual fund) in that it does not redeem its Shares at the election of a Shareholder and does not continuously offer its Shares for sale to the public.  The Fund is listed on the NYSE.  The Fund’s investment objective is to seek high current income exempt from U.S. federal income tax, but may also consider capital appreciation.  The Fund invests, under normal market conditions, at least 80% of its net assets, including assets attributable to preferred shares and borrowing for investment purposes, in tax-exempt bonds and tax-exempt notes.
The Fund is required to disclose in such proxy statements certain information, as of particular dates, concerning the Fund’s Trustees and officers, their remuneration, the principal holders of the Fund’s securities and any material interest of such persons in transactions with the Fund.  The Fund has also filed an Issuer Tender Offer Statement on

Schedule TO with the SEC.  Such reports, proxy statements and other information may be inspected at the public reference facilities maintained by the SEC at 100 F Street, N.E., Washington, D.C. 20549.  Such reports and other information are also available on the SEC’s web site (http://www.sec.gov).
Agreements Involving the Fund.  MFS acts as the investment manager for the Fund pursuant to an investment management agreement.
The Fund also is a party to certain other service agreements.  The Fund has an administrative services agreement with MFS that provides that MFS shall provide the Fund with administrative personnel and services.  Computershare Trust Company, N.A. serves as the Fund’s transfer agent, registrar and dividend disbursing agent.  Computershare Trust Company, N.A. serves as the Fund’s Depositary for the Offer.  Georgeson LLC serves as the Fund’s Information Agent for the Offer.  State Street Bank and Trust Company serves as the custodian for the Fund.  The amounts paid by the Fund under these service agreements are or will be disclosed in the Fund’s financial statements, which can be found in the Fund’s annual and semi-annual reports.
11.	INTERESTS OF THE TRUSTEES AND OFFICERS; TRANSACTIONS AND ARRANGEMENTS CONCERNING THE SHARES
The business address of the Trustees and officers of the Fund is 111 Huntington Avenue, Boston, MA, 02199.  As of the date of this Offer to Purchase, the Trustees, officers and associates (as such term is used in Rule 12b-2 under the Exchange Act) do not beneficially own any Shares.  To the best of the Fund’s knowledge, none of the Fund’s Trustees, officers, or associates currently intends to tender Shares pursuant to the Offer.
Based on the Fund’s records and upon information provided to the Fund by its Trustees and officers, and associates (as such term is used in Rule 12b-2 under the Exchange Act), as of August 31, 2023, neither the Fund nor, to the best of the Fund’s knowledge, any of the Trustees or officers of the Fund, nor any associates (as such term is used in Rule 12b-2 under the Exchange Act) of the Fund, has effected any transactions in the Common Shares during the sixty day period prior to the date hereof.
Except as set forth below and otherwise in this Offer to Purchase, to the best of the Fund’s knowledge, the Fund knows of no agreement, arrangement or understanding, contingent or otherwise or whether or not legally enforceable, between (a) the Fund, any of the Fund’s officers or Trustees, any person controlling the Fund or any officer, trustee or director of any corporation or other person ultimately in control of the Fund and (b) any person with respect to any securities of the Fund (including, but not limited to, any agreement, arrangement or understanding concerning the transfer or the voting of any such securities, joint ventures, loan or option arrangements, puts or calls, guarantees of loans, guarantees against loss, or the giving or withholding of proxies, consents or authorizations).  On August 23, 2023, the Fund entered into the Standstill Agreement with Bulldog.  Pursuant to the Standstill Agreement, the Board agreed (i) to conduct the Offer and (ii) to approve, and recommend that shareholders of the Fund approve at the Fund’s 2025 annual shareholder meeting, a proposal concerning a liquidity event for the Fund, unless the average trading discount of the Shares is equal to or less than 7.50% for the entirety of any consecutive 30 calendar day period occurring between the Expiration Date and July 15, 2025, at which point such proposal for the liquidity event shall not be required. Subject to the satisfaction of certain conditions and the Offer, Bulldog agreed to the following:
(a)
Bulldog shall immediately withdraw the Bulldog Proposal and shall not submit any additional proposal or nominees for Trustees in connection with the Fund’s 2023 annual shareholder meeting or any adjournments or postponements thereof.

(b)
Bulldog shall, from the time of the public announcement through the earlier of the day after the date of completion of the Fund’s 2025 annual meeting of shareholders or a date as the parties may agree in writing,  (i) refrain from directly or indirectly making, supporting or encouraging any shareholder proposals (including proposing any nominees for election) concerning the Fund; (ii) vote in accordance with the recommendations of the Board of Trustees of the Fund on nominees for election as Trustees of the Fund; (iii) vote in accordance with the recommendations of the Board of Trustees on any other matters affecting the Fund provided that Bulldog reasonably determines that voting in accordance with such recommendations does not violate any legal requirements; (iv) refrain from directly or indirectly soliciting or encouraging others to vote against the recommendations of the Board of Trustees on any matters affecting the Fund; (vii) refrain from granting a proxy with respect to Shares of the Fund other than to officers of, or other persons named as proxies by, the Fund; (viii) refrain from executing any written consent with respect to the Shares of the Fund other than as may be solicited by the Fund; (ix) refrain from joining or participating in a group concerning the Fund; (x) refrain from seeking the removal of any member of the Board of Trustees of the Fund; (xi) refrain from seeking control or influence over the management or policies of the Fund; and (xii) refrain from publicly disclosing any intention, plan, proposal or arrangement or other matter inconsistent with its obligations.

Additionally, pursuant to the Standstill Agreement, from the time of the Expiration Date until earlier of the day after the date of completion of the Fund’s 2025 annual meeting of shareholders or a date as the parties may agree in writing, the Fund, MFS and Bulldog agreed to refrain from directly or indirectly disparaging or impugning the integrity or reputation of the other party, its members, directors, officers, employees or affiliates, or any member of the Board with respect to any matters affecting the Fund.  A copy of the Standstill Agreement with Bulldog is included as an exhibit to the Fund’s Schedule TO for this Offer.
12. LEGAL MATTERS; REGULATORY APPROVALS
Except as described in this Offer to Purchase, the Fund is not aware of any license or regulatory permit that appears to be material to its business that might be adversely affected by the acquisition of Common Shares as contemplated by the Offer or of any approval or other action by any government or governmental, administrative or regulatory authority or agency, domestic or foreign, that would be required for the acquisition or ownership of Common Shares as contemplated by the Offer.  Should any such approval or other action be required, the Fund currently contemplates that it will seek approval or such other action.  The Fund cannot predict whether it may determine that it is required to delay the acceptance for payment of, or payment for, Common Shares tendered in response to the Offer pending the outcome of any such matters.  There can be no assurance that any approval or other action, if needed, would be obtained or would be obtained without substantial conditions or that the failure to obtain any approval or other action might not result in adverse consequences to the Fund’s business.  The Fund’s obligation to accept for payment and pay for Shares under the Offer is subject to various conditions described in Section 13, “Conditions of the Offer.”
13. CONDITIONS OF THE OFFER
Notwithstanding any other provision of the Offer, it is the announced policy of the Board, which may be changed by the Trustees, and a condition to the Offer that the Fund cannot accept tenders or effect repurchases during any period if: (1) such transactions, if consummated, would (a) result in delisting of the Fund’s Shares from the NYSE (the NYSE Listed Company Manual provides that the NYSE would promptly initiate suspension and delisting procedures with respect to closed-end funds if the total market value of publicly held shares and net assets of the entity over 60 consecutive calendar days are each below $5,000,000); (b) cause the Fund to fail to qualify and to be treated as a RIC under the Code (which would subject the Fund to tax on its taxable income at corporate rates, and cause all distributions from earnings and profits, including any distributions of net tax-exempt income and net long-term capital gains, to be taxable to stockholders as ordinary income); or (c) result in a failure to comply with the applicable asset coverage or leverage ratio requirements applicable to the Remarketable Variable Rate MuniFund Term Preferred Shares of the Fund that are issued and outstanding; (2) there is any (a) in the Board’ reasonable judgment, material legal action or proceeding instituted or threatened challenging such transactions or otherwise materially adversely affecting the Fund; (b) suspension of or limitation on prices for trading securities generally on the NYSE or other national securities exchange(s), or the National Association of Securities Dealers Automated Quotation System (“NASDAQ”) National Market System; (c) declaration of a banking moratorium by federal or state authorities or any suspension of payment by banks in the United States or New York State or (d) a new limitation affecting the Fund or the issuers of its portfolio securities imposed by federal or state authorities on the extension of credit by lending institutions; or (3) the Board of Trustees determines in good faith, upon written advice of counsel, that effecting any such transaction would constitute a breach of their fiduciary duty owed to the Fund or its Shareholders.
The Fund reserves the right, at any time during the pendency of the Offer, to terminate, extend or amend the Offer in any respect.  In the event any of the foregoing conditions are modified or waived in whole or in part at any time, the

Fund will promptly make a public announcement of such waiver and may, depending on the materiality of the modification or waiver, extend the Offer period as provided in Section 2, “Extension of Tender Period; Termination; Amendment” of this Offer to Purchase.
The foregoing conditions are for the sole benefit of the Fund and may be asserted by the Fund regardless of the circumstances (including any action or inaction by the Fund) giving rise to any of these conditions, and may be waived by the Fund, in whole or in part, at any time and from time to time, on or before the Expiration Date, in its sole discretion.  The Fund’s failure at any time to exercise any of the foregoing rights shall not be deemed a waiver of any of these rights, and each of these rights shall be deemed an ongoing right that may be asserted at any time and from time to time.  Any determination or judgment by the Fund concerning the events described will be final and binding on all parties.
14. FEES AND EXPENSES
The Fund has retained Georgeson LLC to act as the Information Agent and Computershare Trust Company, N.A. to act as the Depositary in connection with the Offer.  The Information Agent may contact Shareholders by mail, telephone, telex, email, telegraph and personal interviews and may request brokers and other Nominee Holders to forward materials relating to the Offer to beneficial owners.  The Information Agent and the Depositary each will receive reasonable and customary compensation for their respective services, will be reimbursed for certain reasonable out-of-pocket expenses and will be indemnified against certain liabilities in connection therewith, including certain liabilities under the federal securities laws.
The Fund will not pay any fees or commissions to any broker, any other Nominee Holder, or any other person (other than the Information Agent and the Depositary) for soliciting tenders of Common Shares pursuant to the Offer.  Brokers and other Nominee Holders will, upon request, be reimbursed by the Fund for reasonable and necessary costs and expenses incurred by them in forwarding materials to their customers.  No such broker or other Nominee Holder has been authorized to act as the agent of the Fund, the Information Agent, or the Depositary for purposes of the Offer.
15. MISCELLANEOUS
The Offer is not being made to (nor will tenders be accepted from or on behalf of) Shareholders in any jurisdiction in which the making of the Offer or the acceptance thereof would not be in compliance with the laws of such jurisdiction.  The Fund is not aware of any jurisdiction in which the making of the Offer or the tender of the Shares is not in compliance with applicable law.  However, the Fund reserves the right to exclude holders in any jurisdiction in which it is asserted that the Offer is not in compliance with any applicable law.  So long as the Fund makes a good faith effort to comply with any state law deemed applicable to the Offer, the Fund believes that the exclusions of holders residing in that jurisdiction is permitted under Rule 13e-4(f)(9) under the Exchange Act.
In accordance with Rule 13e-4 under the Exchange Act, the Fund has filed with the SEC a Tender Offer Statement on Schedule TO that contains additional information with respect to the Offer.  The Schedule TO, including the exhibits and any amendments thereto, may be examined, and copies may be obtained, at the places and in the manner set forth in Section 10, “Information Concerning the Fund.”
The Fund has not authorized any person to make any recommendation on its behalf regarding whether Shareholders should tender or refrain from tendering Shares in the Offer.  The Fund has not authorized any person to provide any information or make any representation in connection with the Offer, other than those contained in this Offer to Purchase or in the related Letter of Transmittal.  Shareholders should not rely upon any recommendation, information or representation that is given or made as having been authorized by the Fund, the Board, the officers of the Fund, its adviser, the Fund’s transfer agent, the Depositary or the Information Agent.

16. CONTACTING THE DEPOSITARY AND THE INFORMATION AGENT
The Letter of Transmittal, certificates for the Shares and any other required documents should be sent by each Shareholder of the Fund or his or her broker, dealer, bank, trust company or other nominees to the Depositary as set forth below.
The Depositary for the Offer is:

By First Class, Registered or Certified Mail:
Computershare Trust Company, N.A.
c/o Voluntary Corporate Actions; COY: CMU
PO Box 43011
Providence, RI 02940-3011
By Express or Overnight Delivery:
Computershare Trust Company, N.A.
c/o Voluntary Corporate Actions; COY: CMU
150 Royall Street, Suite V
Canton, MA 02021
Any questions or requests for assistance or additional copies of the Offer to Purchase, the Letter of Transmittal, and other documents may be directed to the Information Agent at its telephone number below.  Shareholders may also contact their broker, dealer, commercial bank or trust company or other nominee for assistance concerning the Offer.
The Information Agent for the Offer is: Georgeson 1290 Avenue of the Americas, 9th Floor New York, NY 10104 (866) 541-3547 (Toll Free)

MFS® High Yield Municipal Trust
October 6, 2023